WHITMAN EDUCATION GROUP, INC. AND SUBSIDIARIES
           COMPUTATION OF NET (LOSS) INCOME PER SHARE OF COMMON STOCK

                                              FOR THE THREE MONTHS ENDED
                                         DECEMBER 31, 1996    DECEMBER 31, 1995
                                         -----------------    -----------------

Primary:
Average shares outstanding.................     11,983,320          10,244,152

Net effect of dilutive  stock options and
    warrants based on the treasury stock
    method using the average market price..             --             103,860
Sanford-Brown shares held in escrow........             --           1,021,612
                                               -----------         -----------

Total......................................     11,983,320          11,369,624
                                               ============        ===========
Net (loss) income..........................    $(1,392,220)        $     1,412
Per share amount...........................    $      (.12)        $      (.00)

Fully diluted:
Average shares outstanding.................     11,983,320          10,244,152

Net effect of stock options and warrants
    based on the treasury stock method
    using quarter-end market price.........      2,241,509             256,096
Sanford-Brown shares held in escrow........        521,612           1,021,612
                                               ------------        ------------

Total......................................     14,746,441          11,521,860
                                              ============         ============

Net (loss) income..........................   $ (1,392,220)        $     1,412
Per share amount...........................   $       (.09)        $      (.00)

    Net loss per share of common stock for primary purposes is computed by dividing net loss by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The Company has considered all common stock equivalents for purposes of calculating fully diluted earnings per share regardless of their anti-dilutive effect. Included as common stock equivalents for the three months ended December 31, 1996 for fully diluted purposes are 521,512 shares issued in connection with the acquisition of Sanford-Brown College that remain in escrow to be disbursed to the seller or returned to the Company upon the occurrence of, or failure to achieve, certain events.


                                   Exhibit 11

                 WHITMAN EDUCATION GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK


                                              FOR THE NINE MONTHS ENDED
                                           DECEMBER 31,1996  DECEMBER 31, 1995
                                           ----------------  -----------------

Primary:
Average shares outstanding..................    11,082,369          10,231,036

Net effect of dilutive  stock options and
    warrants  based on the treasury stock
    method using the average  market price..            --                  --
Sanford-Brown shares held in escrow.........            --                  --
                                               ------------        -------------

Total.......................................    11,082,369          10,231,036
                                              =============        =============
Net loss....................................  $ (1,800,270)        $(1,083,252)
Per share amount............................  $       (.16)        $      (.11)

Fully diluted:
Average shares outstanding..................    11,082,369          10,231,036

Net effect of stock options and warrants
    based on the treasury stock method
    using quarter-end market price..........     2,241,509             256,096
Sanford-Brown shares held in escrow.........       521,612           1,021,612
                                              ------------         -----------

Total.......................................    13,845,490          11,508,744
                                              =============         ===========

Net loss....................................  $ (1,800,270)         $(1,083,252)
Per share amount............................  $       (.13)         $      (.09)

    Net loss per share of common stock for primary purposes is computed by dividing net loss by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The Company has considered all common stock equivalents for purposes of calculating fully diluted earnings per share regardless of their anti-dilutive effect. Included as common stock equivalents for the nine months ended December 31, 1996 for fully diluted purposes are 521,512 shares issued in connection with the acquisition of Sanford-Brown College that remain in escrow to be disbursed to the seller or returned to the Company upon the occurrence of, or failure to achieve, certain events.


                                   Exhibit 11